October 21, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4 of The Stephan Co.'s Form 8-K/A dated September 13, 2005, and have the following comments:

1.	We agree with the statements made in Item 4.01 section (a)(1) subparts
 (i), (ii), (iv) and (v), except for paragraph 3 of subpart (v), for which we have no basis on which to agree or disagree.

 2.	We have no basis on which to agree or disagree with the statements made in Item 4.01 section (a)(1) subpart (iii) and Item 4.01 section (a)(2).

Yours truly,

/s/ DELOITTE & TOUCHE LLP